Filed Pursuant to Rule 433
Registration No. 333-144832
Registration No. 333-144832-03

Free Writing Prospectus
Dated September 2, 2009

HART 09-A  $1.32 Bln Prime Retail Auto Loans - TALF eligible   PRICING
YIELDS  Leads: BAS,BARC,RBS    Co-mgrs: JPM,SocGen      All Pot.  All
Fixed Rate
================================================================================
CL SIZE MM  WAL   S&P/Ftch   PWIN  EXP FINAL  LEGAL FINAL BNCH/TALK   YIELD
A1 379.00   0.30  A1+/F1+    1-7   4/15/10     9/15/10     IntLib -7  0.35675
A2 291.00   0.99  AAA/AAA    7-16  1/18/11     2/15/12     EDSF +50   1.119
A3 388.00   1.99  AAA/AAA   16-32  5/15/12     8/15/13     EDSF +75   2.040
A4 259.60   3.45  AAA/AAA   32-48  9/16/13     3/15/16     ISWP +110  3.176
================================================================================
BILL & DELIVER:      BAS

CUSIPS:   A1: 44921A AA9, A2: 44921A AB7; A3: 44921A AC5; A4: 44921A AD3

PRICING SPEED:       1.3% ABS
CLEAN-UP-CALL:       5%
REGISTRATION TYPE:   Public
TALF ELIGIBLE:       Yes
TALF HAIRCUT:        A2: 6%,  A3: 7%,  A4: 9%
ERISA ELIGIBLE:      Yes
EXPECTED PRICING:    Weds ,9/2
EXPECTED SETTLE:    Friday, 9/11
FIRST PAY:          10/15/09
CUSIPS:   A1: 44921A AA9, A2: 44921A AB7; A3: 44921A AC5; A4: 44921A AD3


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.